Exhibit 10.17

Compensation of Directors

     Nonemployee Directors: Compensation of Nonemployee Directors, aside from that provided pursuant to the Company’s incentive plans, is as follows:

     Retainer:

Base: $8250 per quarter

Serving as a committee chair: Additional $15,000 per year

     Compensation for Attendance at Meetings:

$1,100 per day for each Board meeting

$1,100 per day for each Committee meeting

     Reimbursement of Expenses: Reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof and for other expenses incurred in their capacity as directors.

     Deferred Share Units: In 2004, each nonemployee director was granted 2,500 deferred share units. The deferred share units vest and become payable in full on June 1, 2007. Upon vesting, the deferred share units are settled in cash at the then fair market value of the common stock on a one-for-one basis. See the form of deferred share unit agreement filed as an exhibit to the Company’s reports under the Securities Exchange Act of 1934 for more information.

     Employee Directors: As Chairman of the Board, Mr. Richard C. Seaver is regarded as an employee of Hydril and is paid $125,000 per year. Directors who are employees of Hydril receive no additional compensation for serving on the Board of Directors. See the Company’s other disclosures in its reports under the Securities Exchange Act of 1934 and exhibits filed therewith regarding executive compensation for a description of compensation.